UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2012

RICHFIELD OIL & GAS COMPANY
(Exact name of registrant as specified in its charter)

Nevada	000-54576	35-2407100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 W. South Temple, Suite 1050
Salt Lake City, UT 84101
      (Address of principal executive offices)

(801) 519-8500
  (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

On September 5, 2012, Richfield Oil & Gas Company (the “Company”) completed the sale of 250,000 units (the “Units”), each Unit consisting of one share of Series A Preferred Stock (the “Series A Preferred Stock”), with a stated value of $1.00 per share (the “Stated Value”), and one warrant exercisable to acquire one share of the Company’s common stock at a price of $0.37 per share for a period of 3 years from the closing date (each, a “Warrant”), for gross proceeds of $250,000. The Company sold the Units to two private investors unaffiliated with the Company. No placement or underwriting fees were paid in connection with this transaction.

We believe the offer and sale of the securities described above were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) for the private placement of these securities pursuant to Section 4(2) of the Securities Act and/or Regulation D thereunder because the securities were sold in a transaction not involving a public offering

ITEM 3.03. MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS.

On August 31, 2012, the Company filed a Certificate of Designation (the “Certificate of Designation”) with the Nevada Secretary of State, designating 5,000,000 shares of the Company’s authorized shares of preferred stock as “Series A Preferred Stock.” All shares of common stock rank junior to the Series A Preferred Stock in regards to payment of dividends, liquidation, dissolution, and winding up of the Company.

The Series A Preferred Stock is convertible, at the option of the holders, into shares of common stock of the Company, at a per share conversion price determined by dividing the Stated Value of each share of Series A Preferred Stock by the average price at which shares of the Company’s common stock were sold over the 30-day period prior to the conversion, minus a 25% discount to such 30-day average price (the “Conversion Price”). Notwithstanding the foregoing, at no time shall the Conversion Price be less than $0.10 or greater than $0.37 per share.

The Company may redeem all or any portion of the Series A Preferred Stock at any time after August 31, 2014, or at any time if the Company’s common stock has traded at a rate of more than 100,000 shares per day for at least 30 consecutive days and the average trading price of the common stock (based on a 30-day moving average) is greater than $0.50 per share. The Series A Preferred Stock shall be redeemed by conversion into common stock of the Company. The Series A Preferred Stock redeemed shall be converted into shares of common stock of the Company at a per share conversion price determined by dividing the Stated Value of each share of Series A Preferred Stock by the Conversion Price. Notwithstanding the foregoing, at no time shall the Conversion Price used to determine the rate at which the Series A Preferred Stock shall be redeemed be less than $0.10 or greater than $0.37 per share.

The holders of the Series A Preferred Stock shall have no voting rights, except as provided by Nevada law.

The holders of the Series A Preferred Stock shall be entitled to receive cumulative dividends on the Series A Preferred Stock at the rate of ten percent (10%) of the Stated Value per share per annum, payable quarterly.

If the Company, upon the approval of the holders of the Company’s common stock, effects a stock split or reverse stock split in the Company’s common stock, the Conversion Price in effect at the time of the effective date for such stock split or reverse stock split shall be proportionately adjusted so that the Holder of any shares of the Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of common stock that he would have owned or been entitled to receive had such Series A Preferred Stock been converted immediately prior to such date.

The foregoing description of the Certificate of Designation is qualified in its entirety by reference to the Certificate of Designation, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference

ITEM 5.03. AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On August 31, 2012, the Company filed the Certificate of Designation with the Nevada Secretary of State to authorize the designation and issuance of 5,000,000 shares of Series A Preferred Stock. The Certificate of Designation is attached hereto as Exhibit 3.1 and incorporated herein by reference.

The Certificate of Designation became effective upon filing with the Nevada Secretary of State.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

The list of exhibits in the Exhibit Index is incorporated herein by reference.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICHFIELD OIL & GAS COMPANY

By	/s/ Douglas C. Hewitt, Sr.
Douglas C. Hewitt, Sr.
Chief Executive Officer

Date	September 7, 2012

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Designation